                                                                    EXHIBIT 10.4

                          CHELSEA TELEVISION STUDIOS
                             221 West 26th Street
                           New York, New York 10001

                               January 16, 1996

Global Shopping Network
1740 Broadway, 17th Floor
New York, New York 10019

Attn: Mr. Rachamin Anatian
      --------------------

Dear Rami:

        The following deal memo shall serve to confirm our agreement concerning the material terms and conditions relating to the facilities package and associated costs for your upcoming studio venture scheduled for start up on or about January 15, 1996.

        We have based our costs on a utilization of Studio A at 226 West 26th Street. This utilization would be dedicated five days per week Monday through Friday. Your commitment will be for a guaranteed minimum one year term (January 15, 1996 - January 14, 1997) with an automatic four year renewal commencing January 15, 1997 through January 14, 2001.

        Based on the requirements outlined herein, Chelsea Television Studios is prepared to offer Global Shopping Network ("GSN") the enclosed studio, lighting, and technical facilities package rate of $60,000.00 per month for year one. This rate is based on utilization of up to 18 hours per day subject to our enclosed understanding of additional compensation. Utilization beyond 18 hours per day and on weekends will result in additional costs to GSN to be mutually agreed upon, in writing prior thereto.

        Were you to proceed beyond year one and require expansion, Chelsea Television Studios will use its best efforts to provide this additional space for use by GSN. However, a reassessment of costs associated with this expanded facility will be discussed and approved in writing between the two parties prior to any increased utilization.

        GSN strictly observes the Jewish laws regarding the Sabbath and Jewish holidays. Accordingly, GSN hereby assigns its interest in the business generated by GSN during the Sabbath and any Jewish holidays to Chelsea Television Studios. Therefore based on the
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CHELSEA TELEVISION STUDIOS

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foregoing, in addition to the monthly payment of basic costs, Chelsea
Television Studios will receive initially as additional compensation 1.75% of GSN's Common Stock representing your ownership of any profits from the Sabbath; and additionally, 1.75% of GSN's Common Stock which is being paid to you as an advance for the sale of your profits generated on the Sabbath. Such shares shall, in the aggregate, equal 3.5% of GSN's issued and outstanding Common Stock immediately prior to GSN's initial public offering ("IPO"). This 3.5% percentage is to increase commensurate with facilities utilization based upon the following schedule during the first year of this relationship:

================================================================================
                                    Equity Ownership in GSN
                 ---------------------------------------------------------------
Average hours                            Advance Payment
   Per Day       Profits from Sabbath   for Buying Profits         Total
================================================================================
  10 hours               1.75%                 1.75%               3.5%
--------------------------------------------------------------------------------
  12 hours               2.08                  2.0%                4.0%
--------------------------------------------------------------------------------
  14 hours               2.25%                 2.25%               4.5%
--------------------------------------------------------------------------------
16 - 18 hours            2.375%                2.375%              4.75%
================================================================================

        GSN will issue the referenced stock to Chelsea Television Studios as follows: 1% upon acceptance of this proposal, the remaining percentage (e.g., 2.5% - 3.75%) will be issued on the earlier of the following dates: a) immediately prior to an IPO, or b) no later than July 14th, 1997. Upon issuance, such shares shall be non-voting shares but shall be convertible to voting shares immediately prior to an IPO (at no charge to Chelsea Television Studios). Further, such shares shall not be registered under the Securities Act of 1933. The holding period of all GSN stock issued to Chelsea Television Studios is to commence as of the date of the initial shares issued under this agreement. The parties agree that the non-voting stock to be issued to Chelsea Television Studios under this agreement will be exchanged for voting common stock of GSN immediately prior to the IPO (at no charge to Chelsea Television Studios) and such exchange shall be reflected in any and all public disclosure documents. It is further agreed that Chelsea Television Studios shall have the right, at its option, to sell any of its shares in an amount proportionate to any shares being sold by any and all "control" persons or entities in any IPO or private placement of securities, subject to the advice and consent of the underwriters.

        The initial 3.5% and any subsequent increase in shares issued to Chelsea Television Studios pursuant to the terms of this agreement shall not be subject to any dilution by any issuance of common stock hereafter except and until an aggregate of $4,000,000.00 has
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CHELSEA TELEVISION STUDIOS

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January 16, 1996
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been contributed as capital to GSN. Following such capital investment, the shares issued to Chelsea Television Studios shall be subject to dilution upon the same basis and to the same extent that all other shares are being diluted by virtue of the issuance of stock, options, rights, or other securities. In the event GSN shall at any time subdivide or combine the outstanding shares of common stock, the number of shares issuable to Chelsea Television Studios or to be surrendered by Chelsea Television Studios shall be increased or decreased in the same proportion as the shares owned by all other shareholders. All appropriate anti-dilution adjustments and any additional issuances of shares provided for herein, shall be made by GSN to Chelsea Television Studios within 60 days of any such event which requires an anti-dilution adjustment.

        Chelsea Television Studios, its directors, officers, shareholders and employees will be indemnified by GSN and its directors, officers, and employees against any debt obligations incurred by GSN during the course of its participation in this project, that are not obligations of Chelsea Television Studios.

        Sales tax charges are additional as applicable to the monthly compensation fees. If applicable, GSN will provide Chelsea Television Studios with an indemnification or tax exemption certificate prior to finalization of billing for this production.

The facilities included in this proposal are as follows:

STUDIO:
------

40' x 40' x 16' to grid Primary studio, 1 - 38' x 21 ' x 18' studio per Schedule B. A third insert stage will be made available on an occasional basis at no added cost not to exceed two days, per month. Each studio would be provided with a lighting grid and electrical distribution system. The facilities are equipped with 400 Amps of three phase power to accommodate your lighting requirements. GSN will be provided with one dimmer board and an appropriate complement of dimmers and lighting instruments to accommodate multiple lighting setups to minimize turnaround time. Further discussion regarding our complement will be required with your designated lighting director to finalize any potential added costs in this area. These additional costs will be determined during the startup phase of this production.

        Electricity costs are included in our pricing. Bulb replacement costs would be additional and would be based solely on your utilization.

        Weekend utilization will result in added costs.
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        Set storage will be accommodated upon your request in the area adjacent to the stage at no additional cost. Chelsea Television Studios will allocate this area (200 sq. ft) to GSN for the duration of the contractual production period.

TECHNICAL FACILITIES:

The facilities which you have requested would be provided as follows or reconfigured pending further discussions. Additional daily utilization of the facilities listed below would be billed at an agreed upon rate of $3,000.00 per day.

     1   Grass Valley 200 video production switcher with monitor bridge

     3   Ikegami BL-55 studio configured cameras with Sachtler Variopeds

     3 BVW-65/70 or PVW-2800 playback and record VTRs (configuration to be determined)

     1   Sony BVE-910 editor

     1 Chyron Infinit! character generator with expanded memory, RGB tools, etc.

     1   Abekas A-53D DVE dual channel

     1   Abekas A-42 still store

     1   Soundcraft 24 Input audio console

     4 Cetec Vega wireless diversity microphones (4 hardline backups also included)

     1 RTS two channel communications system with IFB and floor SA Associated video/audio monitoring and distribution Associated cabling and interconnects

SUPPORT SPACE:
-------------

        Our studio is augmented with dressing rooms, makeup room, and production offices (as depicted on our enclosed Schedule B) equipped with a digital phone switch for your utilization during scheduled dates of production. Telephone calls will be billed additionally subject to your utilization. Additional office space can be made available at a rate of $35.00 per square foot per annum on the second floor, subject to availability. The studio control room is adjacent to the stage area for easy access.

TECHNICAL STAFF:
---------------
        On the occasions that an additional operator may be required through our facility an additional cost of $300.00 per day (or prevailing rate for freelance, if less) would be incurred
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or we may utilize the services of a production intern at no cost. How such utilization will reflect on your production is yet to be determined by your producers and directors.

POST PRODUCTION:
---------------

        Chelsea Post will provide additional editing, graphics, paintbox, duplication or conversion requirements through our on site facility at competitive industry pricing on a right of last refusal basis.

INSURANCE:
---------

        Attached (Schedule C) is an outline of the required insurance coverage GSN must supply to Chelsea Television Studios upon acceptance of this agreement and prior to moving into the space.

        The following is not included in the studio package:

        1.   Bulb replacement

        2.   Additional lighting equipment outside agreed upon complement

        3.   Additional equipment and/or crew outside agreed upon complement

        4.   Office supplies

        5.   Set supplies (i.e. paint, props, tools, etc.)

        6.   Messenger fees

        7.   Secretarial fees

        8.   Xerox machine

        9.   Overtime not specified on your list of requirements

        10.  Catering services

        11.  Set storage outside agreed upon allocation

        12.  Telephone usage (cost plus 10%)

        13.  Cartage fees for sets and props

        14.  Security (if required on show days)

        15.  Replacement keys for office facilities

        16.  Studio floor cleanup upon loadout

        17.  Sales tax

        GSN will provide Chelsea Television Studios with a detailed production schedule subject to its availability. Any changes to this schedule resulting in additional dates or additional facilities may affect final pricing and availability.
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CHELSEA TELEVISION STUDIOS

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        Payment terms for the studio and technical facilities will be
$120,000.00 (first and last month's payment) upon acceptance of this proposal. The balance of the monthly charges will be due promptly on the 15th of each month prior to your continued utilization, except that if the facility lease is renewed after the first year, the sum of $60,000.00 will be credited for the monthly period of January 15-February 15, 1997.

        This proposal is subject to availability up until the point of execution and payment of the initial fee.

        If the foregoing comports with your agreement and understanding of the transaction, kindly sign below and return to my attention together with your check and insurance certificate.

        Thank you.

                                        CHELSEA TELEVISION STUDIOS, INC.

                                        By: /s/ Eric Duke
                                           ------------------------------
                                        Name: Eric Duke


UNDERSTOOD AND AGREED:

GLOBAL SHOPPING NETWORK, INC.

By: /s/ Rachamin Anatian
----------------------------------
    Name: R. Anatian
    Title: Chairman